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                                                                    Exhibit 10.1

                             UNION CAMP CORPORATION
                       SUPPLEMENTAL RETIREMENT INCOME PLAN
                             FOR EXECUTIVE OFFICERS
                          (EFFECTIVE FEBRUARY 23, 1993
                           AMENDED NOVEMBER 30, 1993,
                                 APRIL 26, 1994
                                  JUNE 24, 1996
                              AND OCTOBER 28, 1996)

                                    PREAMBLE

     The principal purpose of the Union Camp Corporation Supplemental Retirement Income Plan for Executive Officers (the "Plan") is to ensure the payment of a competitive level of retirement income to present members of the policy committee of Union Camp Corporation (the "Company") in order to attract, retain and motivate such members and to provide supplemental retirement benefits to executive officers of the Company, identified by the Personnel, Nominating and Compensation Committee of the Board of Directors of the Company (the "Board"), who are then members of the policy committee or who join or have joined the Company in mid-career and are responsible for a significant segment of the Company's business and who otherwise would receive retirement benefits from the Company which would not reflect their experience prior to employment with the Company or would not be appropriate for the position of responsibility which they hold with the Company.

1.  DEFINITIONS.

     1.1 Benefit. Benefit is the benefit provided to an Executive pursuant to
Section 2 of the Plan.

     1.2 Change in Control. A "Change in Control of the Company" shall be deemed to have occurred if

     (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any employee benefit plan sponsored by the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes (other than pursuant to a transaction which is deemed to be a "Non-Qualifying Transaction" under clause (iii) of this Section) the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing


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          50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities");

     (ii) individuals who, on October 29, 1996, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to October 29, 1996, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors (including without limitation in order to settle any such contest) or any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

     (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent




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          Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in
          (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

     (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

A Change in Control of the Company shall be deemed not to have occurred with respect to the Executive if the Executive participates as an investor in the acquiring entity (which shall include the Parent Corporation, when applicable) in any such Change in Control transaction, unless such acquiring entity is a publicly-traded corporation and the Executive's interest in such acquiring entity immediately prior to the acquisition constitutes less than one percent (1%) of both (1) the combined voting power of such entity's outstanding securities and (2) the aggregate fair market value of such entity's outstanding equity securities. For this purpose the Executive's interest in any equity securities shall include any such interest of which the Executive is a "beneficial owner" as defined in Rule 13d-3 under the Exchange Act.

Subject only to the provision in the immediately preceding paragraph, if the Executive's employment terminates prior to a Change in Control of the Company (including pursuant to an event which would constitute Good Reason), and the Executive reasonably demonstrates that such termination of employment (or Good Reason event leading to the Executive's termination) was at the request or suggestion of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control of the Company (a "Third Party"), and a Change in Control of the Company involving such Third Party (or a party competing with such Third Party to effectuate a Change in Control) does occur, then for purposes of this Plan, the date immediately prior to the date of the Executive's termination of employment shall be deemed to be the date of a Change of Control of the Company. If a termination of the Executive's employment occurs pursuant to the circumstances described in the immediately preceding sentence, then for purposes of determining the timing of payments and benefits to the Executive under Section 2, the date of the actual Change in Control of the Company shall be treated as the Executive's date of termination of employment under Section 2.

     1.3 Code. The Internal Revenue Code of 1986, as amended from time to time.


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     1.4 Committee. The Committee is the Personnel, Nominating and Compensation
Committee of the Board or such other committee of the Board to which similar responsibilities are delegated in the future.

     1.5 Earnings. Earnings means the salary received by an Executive, plus the amount of his annual target incentive, but excluding income attributable to moving, group life insurance premiums, participation (except as provided below) in any savings plan, restricted stock performance plan, stock options and appreciation rights. Earnings shall exclude severance payments made pursuant to the Company's Severance Policy for Key Employees or pursuant to a written severance agreement between the Company and the Executive. In the case of an Executive on overseas temporary assignment, Earnings shall include the Executive's salary and annual target incentive but shall not include any special, extra or supplemental payments of compensation pursuant to the Company's Compensation and Relocation Guidelines for Overseas Assignments, other than the overseas premium payable pursuant to such Guidelines, unless the Retirement Board in its discretion provides otherwise pursuant to a nondiscriminatory rule of uniform application. Earnings shall include amounts which are contributed on behalf of an Executive to any plan by the Company pursuant to a salary reduction agreement and which are not includible in the gross income of the Executive under Sections 125, 402(e)(3) or 402(h)(1)(B) of the Code and any amounts deferred and not includible in the gross income of the Executive pursuant to any nonqualified plan intended to supplement the Company's 401(k) savings plan. Notwithstanding the above, the amount of the Executive's actual annual bonus shall be substituted for his annual target bonus for any period prior to 1994 if doing so would result in the Executive's Earnings being higher.

     1.6 Executive. The term Executive means the following members of the Company's policy committee: Messrs. Ballengee, Boekenheide, Cartledge, McClelland, Munford, Reed, Soutendijk and Trice; and such officers as the Committee may from time to time designate as covered by the Plan if each such officer is (i) a member of the Company's policy committee and/or (ii) an executive officer of the Company who is responsible for a significant segment of the Company's business and who when first employed by the Company already had prior business or professional experience which was valuable to the Company and relevant to the position for which he was employed. This term shall also include the Executive's spouse in the event Benefit payments, as described hereinafter, to such spouse have commenced under the Plan.

     1.7 Final Average Earnings. Final Average Earnings means the average Earnings of an Executive during the 60 consecutive calendar months of highest aggregate Earnings during either the Executive's final 120 calendar months of Service or, if the Executive has vested in a Benefit hereunder and been employed for less than 120 calendar months, such



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lesser number of calendar months of Service immediately prior to his termination of employment.

     1.8 Good Reason. "Good Reason" shall mean without the Executive's express written consent, the occurrence after a Change in Control of the Company (except as provided in Section 1.2 with respect to certain events occurring prior to a Change in Control) of any of the following circumstances:

     (a) the assignment to the Executive of any duties inconsistent with the position in the Company that he held immediately prior to a Change in Control of the Company (other than in the nature of a promotion), or a diminution in his duties, responsibilities, employment status or authority as compared to the Executive's duties, responsibilities, employment status or authority in effect immediately prior to such Change in Control;

     (b) a reduction by the Company in the Executive's annual base salary as in effect on the date of a Change in Control except for across-the-board salary reductions similarly affecting all management personnel of the Company and all management personnel of any person in control of the Company;

     (c) the relocation of the Company's offices at which the Executive is principally employed immediately prior to the date of a Change in Control of the Company to a location more than twenty-five (25) miles from such location, or the Company's requiring the Executive to be based anywhere other than the Company's offices at such location except for required travel on the Company's business to an extent substantially similar to his business travel obligations immediately prior to a Change in Control;

     (d) the failure by the Company to pay the Executive any portion of his current compensation or to pay to him any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

     (e) the failure by the Company to continue to provide substantially the same compensation plans in which the Executive participated immediately prior to a Change in Control of the Company, including without limitation, a savings and investment plan, a stock option and stock award plan, a restricted stock performance plan, and an annual incentive compensation plan, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to each such plan, or the failure by the Company to continue the Executive's

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          participation therein (or in any such substitute or alternative plan)
          on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than that which existed at the time of a Change in Control of the Company;

     (f) the failure by the Company to continue to provide the Executive with benefits and coverage substantially similar to those provided to him under any of the Company's pension, life insurance, medical, accident, or disability plans in which he was participating at the time of a Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide the Executive with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company's vacation policy for salaried employees in effect at the time of a Change in Control of the Company; or

     (g) The failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform that certain change in control severance agreement, if any, between the Executive and the Company in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided such succession constitutes a Change in Control of the Company.

     1.9 Primary Insurance Amount. The Primary Insurance Amount shall be the Executive's primary insurance amount for Social Security purposes, determined on the basis of the Executive's actual compensation with respect to years of employment with the Company. With respect to years of employment, if any, prior to employment with the Company, the Committee shall estimate the Executive's income that is treated as wages for purposes of the Social Security Act. If the Executive's employment with the Company is terminated prior to age 65, for years following termination of employment, it shall be assumed for purposes of calculating the Primary Insurance Amount that the Executive earns compensation so as to accrue the maximum Social Security benefits.

     1.10 Retirement Board. The Retirement Board provided for in the Retirement Plan.

     1.11 Retirement Plan. Retirement Plan means the Retirement Plan for Salaried Employees of Union Camp Corporation.



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     1.12 Retirement Plan Commencement Date. Retirement Plan Commencement Date
means the date upon which the Executive commences to receive benefits under the Retirement Plan.

     1.13 Service. Service is an Executive's "Service" as defined in the Retirement Plan.

2.  SUPPLEMENTAL RETIREMENT BENEFIT.

     2.1 Benefit. All supplemental retirement benefits under the Plan shall be determined according to this Section 2. The base annual Benefit payable to the Executive shall be equal to forty (40) percent of his Final Average Earnings following ten years of Service, plus one and one-half (1 1/2) percent of such earnings for each year of additional Service up to a maximum of fifty-five (55) percent of his Final Average Earnings following twenty years of Service. This amount shall be reduced by the sum of (i) the amount of any benefits paid or payable to the Executive from any defined benefit pension plans maintained by the Company, including the Retirement Plan and the related Supplemental Retirement Plan of Union Camp Corporation (the "Company's Plans"), and any benefits paid or payable from any retirement plans of any other employer (whether tax-qualified or nonqualified) intended to provide retirement benefits similar to the benefits provided under the Company's Plans, determined, in all cases, by adjusting such benefits, using the tables and actuarial assumptions under the Retirement Plan, to the same form as the Executive's benefits are paid or payable from the Retirement Plan and assuming the Executive's retirement age is the greater of (a) the age that the Executive retires under the Retirement Plan or (b) the age with which the Executive is credited pursuant to the last paragraph of Section 2.3, and (ii) one-half (1/2) of his annual Primary Insurance Amount payable at age 65. The benefit remaining after this reduction shall constitute the Executive's net annual Benefit.

     2.2(a) Form and Timing of Payment. Subject to Sections 2.3, 3 and 4, the net annual Benefit shall be payable to the Executive in either: (i) such form as benefits are available to the Executive under the Retirement Plan or (ii) in a single lump-sum payment as provided under Section 2.2(b). Except as provided under Section 4.1 or the last paragraph of Section 2.2(b) below, such Benefit shall commence (or, be paid out, in the case of a lump sum payment) upon the Retirement Plan Commencement Date. However, to the extent a lump-sum payment is not deductible in full in accordance with Section 162(m) of the Code, it shall be paid, to the extent of deductibility, in the next one or more taxable years until paid in full. Notwithstanding the foregoing, following a Change in Control of the Company, the immediately preceding sentence shall not be applicable.





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        (b) (Lump Sum Payment Election. Subject to the approval, in its sole discretion, of the Retirement Board, an Executive may irrevocably elect in writing to receive the net annual Benefit provided by the Plan in the form of a single lump-sum payment. An Executive may elect a lump-sum payment at any time up to, but no later than one year in advance of the earlier of his Retirement Plan Commencement Date or normal retirement date under the Retirement Plan. The amount of the lump-sum payment shall be determined by calculating the Executive's net annual Benefit as a single life annuity and converting such annuity to a present value. The rate that shall be used to calculate such present value shall be determined on the first business day of each calendar quarter in accordance with the following formula and shall apply to each lump-sum payment made in such calendar quarter:

          The rate shall be the net after-tax rate derived by multiplying one
     (1) minus the current U.S. income tax rate expected to be applicable to the Company for financial reporting purposes by the sum of (a) and (b), where:

               (a) is the average of (i) the interest rate on 10 year U.S. Treasuries and (ii) the interest rate on 30 year U.S. Treasuries, and,

               (b) is the average of the spread on 10 and 30 year taxable debt of industrial companies with similar credit rating to that of the Company over the 10 and 30 year U.S. Treasuries, respectively.

If payment of any part of the lump-sum amount must be deferred due to its non-deductibility pursuant to Section 162(m) of the Code, the amount of the lump-sum payment to be deferred shall be converted back into a single life annuity form of payment using the interest rate assumption used to calculate the amount of the lump-sum payment. As soon as the payment of all or any part of the deferred lump-sum payment can be deducted by the Company, such single life annuity shall be converted to a present value, using the rate set forth above as in effect for the calendar quarter in which the payment occurs and using the Executive's age as of the Retirement Plan Commencement Date.

Notwithstanding anything to the contrary in this Section 2.2(b), if, an Executive's employment is terminated by the Company or the Executive terminates his employment for Good Reason during the two (2) year period following a Change in Control of the Company (or, if following a Change in Control of the Company the Executive's date of termination occurs, during the term of the Executive's change in control severance agreement, if any)or prior to a Change in Control of the Company under the circumstances set forth in the last paragraph of Section 1.2, and (ii) the Executive is vested


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in his benefit pursuant to Section 2.3, the Company shall pay to the Executive within thirty (30) days following the Executive's date of termination the amount of the Benefit accrued by the Executive (as of the Executive's date of termination) under this Plan and in such case, the Executive shall not be eligible to elect the form of payment of the Benefit, but, rather shall receive such Benefit in the form of a single lump-sum payment.

        (c) Death Benefits. If, at the Executive's death prior to his Retirement Plan Commencement Date he is entitled to a payment hereunder and is currently married, subject to Section 4.3, his surviving spouse shall be entitled to payments determined in accordance with Article VIII of the Retirement Plan based upon the Executive's net annual Benefit, commencing upon the day following the last day of the month in which the Executive dies and, if a lump-sum payment election shall have been made by the Executive under Section 2.2(b), such election shall be void and of no effect.

     Notwithstanding the preceding paragraph, if a lump-sum payment is due to the Executive pursuant to the last paragraph of Section 2.2(b) and the Executive's death occurs prior to its payment, such lump-sum amount shall be paid to the Executive's surviving spouse (or, if the Executive was not married, to his designated beneficiary or, if none, his estate) within thirty (30) days following the Executive's date of termination of employment.

     2.3 Eligibility for Benefit. No Benefit shall be payable unless the Executive shall have completed at least 10 years of Service on his date of termination of employment; provided, however, that a Benefit shall become vested to an Executive who, as of the date of a Change in Control of the Company, either (i) has at least ten (10) years of Service or (ii) has attained age 55 and has completed at least five (5) years of Service or (iii) has attained at least the age and completed at least the Service as follows:


                 Age Upon                   Service
             Change in Control              Required
            ------------------             ----------
                  51 years                   9 Years
                  52 Years                   8 Years
                  53 Years                   7 Years
                  54 years                   6 Years

In the event an Executive who vests pursuant to clause (ii) or (iii) in the prior sentence has completed, on the date his employment terminates, less than ten (10) years of Service, his base annual Benefit shall be forty (40) percent of his Final Average Earnings.



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     An Executive who is vested in a Benefit hereunder upon a Change in Control of the Company shall be credited with three (3) additional years of age and Service (but not beyond age sixty-five (65) and twenty (20) years of Service) under this Plan if within two (2) years following a Change in Control of the Company (or, if following a Change in Control of the Company the Executive's date of termination of employment occurs, during the term of the Executive's change in control severance agreement, if any) or prior to a Change in Control of the Company under the circumstances set forth in the last paragraph of
Section 1.2 his employment is terminated by the Company or he terminates his employment for Good Reason.

     2.4 Vesting. Subject to Sections 2.3, 3 and 4.4, the Benefit of each Executive under the Plan shall at all times be 100% vested and nonforfeitable.

3. COMPETITION WITH COMPANY; CAUSE. Subject to Section 5 and the last paragraph of this Section 3, but notwithstanding any other provision of the Plan to the contrary, no Benefits or no further Benefits, as the case may be, shall be paid to an Executive if the Committee reasonably determines that such Executive has:

          (i) To the detriment of the Company or any affiliate, directly or indirectly acquired, without the prior written consent of the Committee, an interest in any other company, firm, association, or organization (other than an investment interest of less than 1% in a publicly-owned company or organization), the business of which is in direct competition with the business (present or future) of the Company or any of its affiliates;

          (ii) To the detriment of the Company or any affiliate, directly or indirectly competed with the Company or any affiliate as an owner, employee, partner, director or contractor of a business, in a field of business activity in which the Executive has been primarily engaged on behalf of the Company or any affiliate or in which he has considerable knowledge as a result of his employment by the Company or any affiliate, either for his own benefit or with any person other than the Company or any affiliate, without the prior written consent of the Committee; or

          (iii) Been discharged from employment with the Company or any affiliate for "cause." "Cause" shall include the occurrence of any of the following events or such other dishonest or disloyal act or omission as the Committee reasonably determines in its sole discretion to be "cause":

               (a) The Executive has misappropriated any funds or property of the Company or any affiliate;


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               (b) The Executive has, without the prior knowledge or written consent of the Committee, obtained personal profit as a result of any transaction by a third party with the Company or any affiliate; or

               (c) The Executive has sold or otherwise imparted to any person, firm, or corporation the names of the customers of the Company or any affiliate or any confidential records, data, formulae, specifications and other trade secrets or other information of value to the Company or any affiliate derived by his association with the Company or any affiliate.

     In any case described in this Section 3, the Executive shall be given prior written notice that no Benefits or no further Benefits, as the case may be, will be paid to such Executive. Such written notice shall specify the particular acts(s), or failures to act, on the basis of which the decision to terminate his Benefits has been made.

     Notwithstanding the preceding provisions of this Section 3, following a Change in Control of the Company, this Section 3 shall not be applicable.

4. TERMINATION OF EMPLOYMENT PRIOR TO AGE 65. If the Executive terminates employment prior to age 65 for any reason, his rights and Benefits under the Plan will be determined in accordance with this Section 4.

     4.1 Deferral. At the option of the Company, commencement of Benefit payments under the Plan can be deferred until the Executive attains age 65. If no such deferral is elected by the Company, the commencement date of Benefit payments shall be the Retirement Plan Commencement Date, provided the Executive terminates employment with the Company with the written consent of the Committee. Notwithstanding the preceding provisions of this Section 4.1, following a Change in Control of the Company, no deferral of Benefit payments may be elected by the Company pursuant to this Section 4.1.

     4.2 Benefit Adjustment. If the Executive commences to receive Benefits hereunder prior to age 62 (including, for purposes of determining such age, any additional age with which the Executive was credited under Section 2.3), his Benefit shall be reduced in accordance with the early retirement benefit provisions of the Retirement Plan.

     4.3 Death or Disability. If the employment of the Executive with the Company terminates prior to age 65 but after completion


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of at least 10 years of Service with the Company, due to reasons of death or total and permanent disability, as determined by the Company's physician, the Executive or his surviving spouse will be eligible for Benefit payments pursuant to Section 2.

     4.4 Company Consent. Except for termination of employment under Section 4.3 above, if the Executive terminates employment with the Company prior to age 65 without the express, written consent of the Committee, all rights of the Executive to Benefits hereunder shall thereupon terminate. However, in the event of a termination of employment at any time following a Change in Control of the Company, the immediately preceding sentence shall not be applicable.

5. DISPUTES. If any dispute arises under the Plan between the Company and an Executive as to the amount or timing of any Benefit payable under the Plan or as to the persons entitled thereto, such dispute shall be resolved by binding arbitration proceedings initiated by either party to the dispute in accordance with the rules of the American Arbitration Association and the results of such proceedings shall be conclusive on both parties and shall not be subject to judicial review. If the disputed Benefits involve the Benefits of an Executive who is no longer employed by the Company or any affiliate, the Company shall pay or continue to pay the Benefit (except a Benefit payable in a lump-sum pursuant to Section 2.2(b)) until the results of the arbitration proceedings are determined unless such claim is patently without merit; provided, however, that if the results of the arbitration proceedings are adverse to the Executive, then in such event the recipient of the Benefits shall be obligated to repay the excess benefits to the Company. The Company shall pay any and all legal fees and expenses incurred by the Executive in seeking to obtain or enforce any rights under the Plan, provided that the Executive is successful in obtaining or enforcing such rights.

6. ADMINISTRATION. The Committee shall be responsible for the administration of the Plan and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion. The Committee shall have the authority to interpret the provisions of the Plan and construe all of its terms, to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable, other than those determinations delegated to management employees or independent third parties by the Board. All such actions of the Committee shall be conclusive and binding upon all Executives.

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7. AMENDMENT. The Plan may not be terminated, suspended or amended except by action of the Committee, and may not be amended to terminate or reduce or adversely affect Benefits (including vesting and any other rights accruing upon a Change in Control of the Company) to any Executive then participating in the Plan without the written approval of such Executive.

8. GOVERNING LAW; BINDING EFFECT. The Plan shall be governed and construed and enforceable in accordance with the laws of the State of New Jersey. If the Company is consolidated, merged or otherwise combined with or into another corporation, or if another entity purchases all, or substantially all of the Company's assets the surviving or acquiring corporation shall succeed to the Company's rights and obligations under the Plan. The Plan shall inure to the benefit of, and is enforceable by, the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees, and legatees, to the extent any such persons succeed to the Executive's interests hereunder from time to time.

9. NATURE OF OBLIGATIONS. The plan is unfunded, and the Company will make Benefit payments solely on a current disbursement basis, provided, however, that the Company reserves the right to purchase insurance contracts, which may or may not be in the name of an Executive, or establish one or more trusts to provide alternative sources of Benefit payments under this Plan.

10. NOTICE. Any notice or filing required or permitted to be given to the Company shall be sufficient if in writing and hand delivered or when sent by registered or certified mail to the principal office of the Company, directed to the attention of the Secretary of the Company. Any notice to the Executive must be in writing and is effective when delivered or when mailed by registered or certified mail, return receipt requested, postage prepaid to the Executive or his personal representatives at his last known address.

11. EMPLOYMENT. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract guaranteeing the Executive continued status as an employee.

12. VALIDITY. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provision of this Plan.

13. ASSIGNMENT. An Executive may not assign, alienate, anticipate, or otherwise encumber any rights, duties or amounts which he may be entitled to receive under the Plan.



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14. PROTECTIVE PROVISIONS. Each Executive shall cooperate in good faith with the
Company in furnishing any and all information reasonably requested by the Company in order to determine and facilitate Benefit payments under the Plan.

15. GENDER, SINGULAR AND PLURAL. All pronouns in any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

16. CAPTIONS. The captions to the Sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

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